Exhibit 99.01

Golfsmith Announces Fourth Quarter and Fiscal Year 2011 Preliminary Earnings Results

AUSTIN, March 1, 2012 — Golfsmith International Holdings, Inc., (NASDAQ: GOLF) today announced preliminary financial results for the fourth quarter and fiscal year 2011.

Fourth Quarter Highlights:

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Net revenues increased 2.3% to $74.5 million as compared to net revenues of $72.9 million for the fourth quarter of fiscal 2010. Net revenues were positively impacted by our new store growth of four stores since the end of the fourth quarter last year. This increase was partially offset by a decrease in comparable store sales of 4.7% and a 3.5% decrease in net revenues from the direct-to-consumer channel, primarily due to a decline in traffic in October and a sales disruption related to the company-wide deployment of a new ERP system, particularly on our e-commerce site.

•

Operating loss for the fourth quarter was $5.3 million as compared to an operating loss of $5.2 million for the same period last year. The fourth quarter of fiscal 2011 included $0.6 million in charges for legal and other professional services incurred outside the ordinary course of business, which we expect to continue to incur in the near future. Operating results for the fourth quarter of 2010 included $1.1 million in charges related to store closings, asset impairment and lease termination costs.

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Net loss for the fourth quarter of fiscal 2011 totaled $5.6 million, or $0.34 per diluted share, as compared to a net loss of $5.7 million, or $0.35 per share for the same period last year. Excluding the store closing costs and other unusual charges in the fourth quarter of both periods, the Company’s net loss for the fourth quarter of fiscal 2011 was $5.0 million, or $0.31 per share, as compared to $4.6 million, or $0.28 per share, for the fourth quarter of fiscal 2010.

•

The Company ended the fourth quarter with $41.9 million of outstanding borrowings under its credit facility and borrowing availability of $28.7 million, after giving effect to all reserves. This compares to $40.4 million of outstanding borrowings under its credit facility and borrowing availability of $18.5 million at January 2, 2011.

•

As of December 31, 2011, total inventory was $90.5 million compared to $79.4 million as of the fourth quarter of fiscal 2010. Comparable average store inventory increased approximately 5.4%. The increase in inventory was primarily related to delivery of new merchandise associated with product launches planned for the first quarter and staging of inventory for new store openings in 2012.

Martin Hanaka, Chairman and Chief Executive Officer of Golfsmith, commented, “While we had a challenging start to our fourth quarter we were pleased to see sales trends improve in November and December. We also achieved a 450 basis-point increase in gross margin to 36.8% in the fourth quarter which was primarily driven by a favorable sales mix shift to higher margin categories.”

Mr. Hanaka continued, “We have successfully executed on a number of key strategic initiatives over that last three years that we expect will enable us to achieve strong long term sales and earnings growth. I want to thank our team for their hard work and dedication which has helped to solidify Golfsmith as an industry leader in the golf specialty retail space.”

For the Fiscal Year 2011:

•

Net revenues were $387.3 million for the year ending 2011 as compared to net revenues of $351.9 million for the same period last year. Net revenues reflect a 4.7% increase in comparable store sales and a 9.2% increase in net revenues from its direct-to-consumer channel.

•	Operating income was $2.8 million for fiscal year 2011 as compared to an operating loss of $4.3 million for the same period last year. Results for 2011 included $1.3 million in charges for legal and other professional services incurred outside the ordinary course of business and $0.2 million in lease termination charges. Operating income for fiscal year 2010 included the $2.7 million in store closing costs.

•

Net income for fiscal year 2011 totaled $0.9 million, or $0.05 per diluted share, compared to net loss of $5.5 million, or $0.34 per diluted share, for fiscal year 2010. Excluding the above-mentioned charges for both periods, net income would have been $2.1 million, or $0.13 per diluted share, for fiscal 2011 as compared to a net loss of $2.8 million, or $0.17 per diluted share, for the same period last year.

Information Regarding Legal and Professional Fees Outside of Ordinary Course of Business

The Company incurred $1.3 million in costs in 2011 associated with exploring a strategic transaction that may include a potential sale of the Company. The Company is providing this disclosure in light of the magnitude of these expenses incurred outside of the ordinary course of business. The Company to date has not reached an agreement with respect to such a transaction and the Company cannot predict whether an agreement will be reached.

Conference Call Information:

The Company will host a conference call today, March 1st at 4:30 p.m. (eastern time) to discuss the fourth quarter and fiscal year 2011 financial results. The call will be simulcast over the Internet at https://investors.golfsmith.com. A replay will be available for 30 days following the call at the aforementioned website. Telephone replays can be accessed for one month following the call by dialing 877-870-5176 (U.S.) or 858-384-5517 (international) and entering pass code 7494998.

About Golfsmith

Golfsmith International Holdings, Inc. (NASDAQ: GOLF), has been in business for over 40 years and is a specialty retailer of golf equipment and related apparel and accessories. The company operates as an integrated multi-channel retailer, offering its customers the convenience of shopping in 79 retail locations across the United States, through its Internet site and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.

Cautionary Notice Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on our beliefs, assumptions, and expectations of future events, taking into account the information currently available to us. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of future store openings, store remodels and capital expenditures, the likelihood of our success in expanding our business, financing plans, working capital needs and sources of liquidity. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “potential,” “project,” “plan,” and similar statements are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance, or financial condition to differ materially from the expectations of future results, performance, or financial condition we express or imply in any forward-looking statements. We note these factors pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are not guarantees of performance. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this press release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations inquires:

ICR, Inc.

Jean Fontana/Joseph Teklits

203-682-8200

www.icrinc.com

Lynn Luczkowski

Media Relations

Lynn@L2comm.biz

860 -313-1426

Golfsmith International Holdings, Inc.

Consolidated Statements of Operations

	Three Months Ended		Fiscal Year Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
	(unaudited)		(unaudited)
Net revenues	$74,535,103	$72,884,488	$387,266,900	$351,851,394
Cost of products sold	47,093,528	49,520,381	251,886,047	232,311,169

Gross profit	27,441,575	23,364,107	135,380,853	119,540,225

Selling, general and administrative	32,414,090	27,214,422	131,355,223	120,377,666
Store pre-opening expenses	349,918	240,688	995,213	737,898
Store closing, lease termination and impairment charges	—	1,133,212	182,914	2,705,836

Total operating expenses	32,764,008	28,588,322	132,533,350	123,821,400

Operating income (loss)	(5,322,433)	(5,224,215)	2,847,503	(4,281,175)

Interest expense	435,181	455,942	1,625,820	1,262,053
Other income (expense), net	33,264	2,925	76,017	67,781

Income (loss) before income taxes	(5,724,350)	(5,677,232)	1,297,700	(5,475,447)

Income tax benefit (expense)	120,210	(38,784)	(388,179)	(17,898)

Net income (loss)	$(5,604,140)	$(5,716,016)	$909,521	$(5,493,345)

Net income (loss) per common share:
Basic	$(0.34)	$(0.35)	$0.06	$(0.34)
Diluted	$(0.34)	$(0.35)	$0.05	$(0.34)

Golfsmith International Holdings, Inc.

Condensed Consolidated Balance Sheets

	December 31, 2011	January 1, 2011
	(unaudited)
ASSETS
Current assets:
Cash	$526,180	$204,340
Receivables, net of allowances	8,164,691	2,011,241
Inventories	90,513,460	79,417,087
Prepaid expenses and other current assets	8,717,141	6,891,261

Total current assets	107,921,472	88,523,929

Property and equipment, net	59,314,156	58,925,620
Intangible assets, net	25,276,751	25,524,016
Other long-term assets	2,500,904	2,057,363

Total assets	$195,013,283	$175,030,928

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,023,200	$35,694,830
Accrued expenses and other current liabilities	22,387,248	20,393,614

Total current liabilities	71,410,448	56,088,444

Deferred rent liabilities	16,320,460	15,344,004
Long-term debt	41,905,144	40,390,034

Total liabilities	129,636,052	111,822,482

Total stockholders’ equity	65,377,231	63,208,446

Total liabilities and stockholders’ equity	$195,013,283	$175,030,928